EXHIBIT (a)(5)(a)
BROOKFIELD HOMES CORPORATION
OFFER TO PURCHASE FOR CASH
UP TO 3,000,000 SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $55.00 PER SHARE
THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 15, 2005
UNLESS THE TENDER OFFER IS EXTENDED.
October 14, 2005
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Brookfield Homes Corporation, a Delaware corporation, has appointed us to act as information agent in connection with its offer to purchase for cash up to 3,000,000 shares of its common stock from its stockholders. The tender offer will be conducted upon the terms and subject to the conditions set forth in the offer to purchase, dated October 14, 2005, and the related letter of transmittal of Brookfield Homes. Brookfield Homes is inviting stockholders to tender shares at a price of $55.00 per share (the “purchase price”), net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer. Brascan Corporation, the major stockholder of Brookfield Homes, has indicated to Brookfield Homes that it intends to tender up to an equivalent number of shares as the aggregate number of shares tendered by other stockholders.
All shares properly tendered before the “expiration date” (as defined in Section 1 of the offer to purchase), and not properly withdrawn, will be purchased by Brookfield Homes at the purchase price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions thereof. See Section 1 of the offer to purchase. Shares not purchased because of proration will be returned at Brookfield Homes’ expense to the stockholders who tendered such shares promptly after the expiration date. Brookfield Homes reserves the right, in its sole discretion, to purchase more than 3,000,000 shares under the tender offer, subject to applicable law.
If, at the expiration date, more than 3,000,000 shares, or such greater number of shares as Brookfield Homes may elect to purchase in accordance with applicable law, are properly tendered and not properly withdrawn, Brookfield Homes will, upon the terms and subject to the conditions of the tender offer, accept shares for purchase first from “odd lot holders” (as defined in Section 1 of the offer to purchase) who properly tender all of their shares and then on a pro rata basis from all other stockholders whose shares are properly tendered and not properly withdrawn.
THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE.
For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.	Offer to purchase, dated October 14, 2005;
A Mellon Financial CompanySM

2.	Letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer;

3.	Letter of transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9 and Form W-8BEN);

4.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 and instructions for completing Form W-8BEN; and

5.	Notice of guaranteed delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date.
WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 15, 2005, UNLESS THE TENDER OFFER IS EXTENDED.
No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer other than fees paid to the information agent, as described in the offer to purchase. Brookfield Homes will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Brookfield Homes will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the offer to purchase.
In order to take advantage of the tender offer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees and any other required documents, should be sent to the depositary with either a certificate or certificates representing the tendered shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal.
Holders of shares whose certificate(s) for such shares are not immediately available, holders who cannot deliver such certificate(s) and all other required documents to the depositary or holders who cannot complete the procedures for book-entry transfer before the expiration date must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the offer to purchase.
Any inquiries you may have with respect to the tender offer should be addressed to the information agent, Mellon Investor Services LLC, at the address and telephone number set forth on the back cover page of the offer to purchase.
Additional copies of the enclosed material may be obtained from us, by calling: 1-800-261-8066.
Very truly yours,
MELLON INVESTOR SERVICES LLC
ENCLOSURES
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF BROOKFIELD HOMES, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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